Sarfoh & Associates, LLP

250 West 57th Street, Suite 917

New York, NY 10107

Phone: (212) 956-2313

Fax: (212) 956-2319

Wednesday, September 27, 2006

The Board of Directors

426 West 49th Street, Suite 4A

New York, NY 10019

Re:

Opinion letter dated September 27, 2006, regarding shares of common stock of

JobsInSite, Inc., a New York corporation (the "Company")

Ladies and Gentlemen:

I hereby consent to being named in the Prospectus included in the Company's Registration Statement on Form SB-2 as having rendered the above referenced opinion and as having represented the Company in connection with such Registration Statement.

 Sincerely yours,

/s/ Sarfoh & Associates, LLP

Sarfoh & Associates, LLP